PURCHASE AND SALE AGREEMENT

BETWEEN

MARLYS A. KOEHLER-BERRY AS TRUSTEE OF THE KOEHLER FAMILY TRUST
 UNDER INSTRUMENT DATED SEPTEMBER 17, 1986 AND AMENDED SEPTEMBER 18,
1991 (“KOEHLER-BERRY”)

AND

LOG CABIN, INC., A NEVADA CORPORATION (“LOG CABIN”)

AS SELLER

AND

AWI GAMING, INC.

AS BUYER

WESTERN TITLE COMPANY, INC
(Title Company)

Escrow No. 150476-TME

FOR

STURGEON’S INN & CASINO, 1420 CORNELL AVENUE, LOVELOCK, NEVADA 89419

PURCHASE AND SALE AGREEMENT
WESTERN TITLE COMPANY

ESCROW NO. 150476-TME

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of June ___, 2005, and is entered into among AWI Gaming, Inc., a Nevada corporation (“Buyer”), and Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), Log Cabin, Inc., a Nevada corporation (“Log Cabin”), (Koehler-Berry and Log Cabin hereinafter “Seller”).

PRELIMINARY STATEMENTS

A.
Koehler-Berry is the owner of Sturgeons Casino (the “Casino”), currently being run as a sole proprietorship and is also the owner of one hundred percent of the issued and outstanding stock of Log Cabin, which owns and operates the restaurant and motel attached to the Casino (the Casino and Log Cabin’s restaurant and motel are collectively referred to herein as the “Business”). The Business is located at 1420 Cornell Avenue, Lovelock, Nevada 89419.

B.	Seller desires to sell certain of the assets utilized in the Business and Buyer desires to purchase such assets, in each case pursuant to the terms and conditions of this Agreement.

AGREEMENT

The Buyer and Seller agree as follows:

1.  Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

1.1.  “Accounts Receivable” means all accounts receivable of the Business, including receivables from Room Revenues, Other Revenues, and Leases.

1.2.  “American Wagering, Inc.” or “AWI” means American Wagering, Inc., a Nevada corporation, and the parent company of AWI Gaming, Inc.

1.3.  “AWI Gaming, Inc.” means AWI Gaming, Inc., a Nevada corporation.

1.4.  “Appurtenances” means all rights, privileges, and easements appurtenant to the Real Property.

1.5.  “Assignment and Assumption of Agreement” means the Assignment and Assumption Agreement, to be duly executed and delivered by Buyer and Seller in accordance with this Agreement. The Assignment and Assumption Agreement shall be in the form set forth on Exhibit “A.”

1.6.  “Assignment of Intellectual Property” means the Assignment of Intellectual Property, to be executed and delivered by Seller in accordance with Section 3.2 of this Agreement,

assigning to Buyer all of Seller’s right, titles, interest in and to the Intangible Property. The Assignment of Intellectual Property shall be in the form of, and upon the terms contained in Exhibit “B.”

1.7.  “Associated Equipment” means all associated equipment as defined by Nevada Revised Statutes § 463/0136 as may be amended.

1.8.  “Bill of Sale” means the Bill of Sale, to be duly executed and delivered by Seller in accordance with this Agreement, conveying the Personal Property to Buyer. The Bill of Sale shall be in the form set forth on Exhibit “C.”

1.9.  “Board Approval” means all requisite approvals of the Board of Directors of AWI.

1.10.  “Buyer Indemnities” has the meaning ascribed to it in Article 11 of this Agreement.

1.11.  “Casino” means the interest in the Business and the ownership of the Improvements compromising that portion of the Real Property containing a casino and bar/lounge.

1.12.  “Casino Property” means collectively the Gaming Devices, the Associated Equipment and any and all property related to the ownership and operation of the Gaming Devices and Associated Equipment located in the Casino.

1.13.  “Closing” means the consummation of the conveyances of the Property, and the other transactions contemplated under this Agreement, all of which shall occur on or before the Closing Date.

1.14.  “Closing Certificates” means: (a) a certificate of Seller stating that the warranties and representations of Seller contained in this Agreement are true and correct as of the Closing Date, except as set forth in such certificate; and (b) a certificate of Buyer stating that the warranties and representations of Buyer contained in this Agreement are true and correct as of the Closing date, except as set forth in such certificate.

1.15.  “Closing Date” means the date upon which the Closing occurs which shall be no later than the last day of the month following Gaming Approval by the Nevada Gaming Commission unless an earlier date is mutually agreed upon by the parties hereto.

1.16.  “Code” means the United States Internal Revenue Code of 1986, as amended.

1.17.  “Compliance Committee” means the Compliance Committee of AWI.

1.18.  “Compliance Committee Approval” means all requisite approvals of the Compliance Committee which shall be obtained no later than thirty (30) days after execution of this Agreement.

1.19.  “Deposit” means the sum of One Hundred Thousand Dollars ($100,000) in immediately available funds. One half of the Deposit, Fifty Thousand Dollars ($50,000), was delivered to Escrow Holder on or about April 28, 2005. The remaining half of the Deposit shall be delivered to Escrow Holder within two business days after the execution and delivery of this Agreement by Seller for the benefit of Seller unless Deposit is returned to Buyer pursuant to Section 2.1of this Agreement or applied against of the Purchase Price at Closing.

1.20.  “Environmental Law” means any present federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of any Governmental Authority, or common law relating to Hazardous Materials and/or the protection of human health or the environment by reason of a release or a threatened release of Hazardous Materials or relating to liability for or costs of remediation or prevention of releases. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, rulings, orders injunctions and decrees of any Governmental Authority: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et. seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et. seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tank systems), 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et. seq.; the Clear Air Act, 42 U.S.C. §§ 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et. seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 7401 et. seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et. seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. § 4321 et seq. “Environmental Law” also includes, but is not limited to, any present federal, state and local laws, statutes, ordinances, regulations, orders, injunctions and decrees of any Governmental Authority and common law conditioning transfer of property upon a negative declaration or other approval of any Governmental Authority of the environmental condition of the property; requiring notification or disclosure of releases or other environmental condition of the Real Property to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorizations required by any Governmental Authority; relating to the handling and disposal of Hazardous Materials; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Real Property by reason of the presence of the Hazardous Materials in, on, under or above the Real Property.

1.21.  “Equipment Leases” means the leases of equipment used in the operation of the Property, which are set forth on Exhibit “D,” and all of which shall be current as of the Closing.

1.22.  “ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.23.  “Escrow” means the escrow established with Escrow Holder for the consummation of the purchase and sale of the Property in accordance with this Agreement.

1.24.  “Escrow Holder” means Western Title Company, Inc. located at 500 Damonte Ranch Parkway, Suite 657, Reno, Nevada 89521.

1.25.  “Excluded Property” means the Casino cash, cash equivalents, Inventory, all prepaid utility deposits, any insurance claims, intercompany loans of which the Seller is a creditor, the corporate charter of Seller, qualifications to conduct business, arrangements with resident agents, taxpayer and other indemnification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance, and existence of Seller as a corporation, the House Bank, House Funds, and Rebates or Refunds.

1.26.  “Fixtures” means all fixtures (other than the Casino Property) placed on, attached to, or located at and used in connection with the operation of, the Real Property or the Business.

1.27.  “Gaming Approval” means all requisite licenses, findings of suitability and other required approvals of the Gaming Authority required to: (i) allow Buyer to purchase and operate the Business, including the Property and the Casino, and (ii) allow the Seller to transfer the Business, including the Property and the Casino.

1.28.  “Gaming Authority” means collectively the Nevada Gaming Control Board, the Nevada Gaming Commission, the Pershing Liquor and Gaming Licensing Board and any other entity having jurisdiction over the gaming and liquor operations located on the Property.

1.29.  “Gaming Devices” means collectively the gaming devices as defined by Nevada Revised Statutes § 463.0155 as may be amended.

1.30.  “Gaming Regulations” means the Nevada Gaming Control Act contained within Chapter 463 of the Nevada Revised Statutes, as the same may be amended, and any regulations promulgated thereunder.

1.31.  “Governmental Regulations” means, with the exception of the Gaming Regulations, any local, state, and federal laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivisions, zoning, environmental, labor relations, notification of sale to employees, Hazardous Materials, occupational health and safety, water, earthquake hazard reduction and building fire codes) bearing on the construction, development, alteration, rehabilitation, maintenance, use, operation, or sale of the Property.

1.32.  “Grant, Bargain, Sale and Deed” means the Grant, Bargain, Sale, and Deed, to be duly executed and delivered by Seller in accordance with this Agreement, conveying the Real Property to Buyer. The Grant, Bargain, Sale and Deed shall be in the form set forth on Exhibit “1.”

1.33.  “Hazardous Materials” means (i) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, any petroleum product or additive, any petroleum-based substances or any similar terms described or defined in any Environmental Law applicable to regulating below or above ground tanks and associated piping systems used in connection with the storage, dispensing and general use of petroleum and petroleum-based substances, or any Toxic Mold; (iii) any substances, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, hazardous wastes”“regulated substances”, or words of similar import under any Environmental Law; and (iv) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Real Property or the operations or activity at the Real Property, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to the health and/or safety of the occupants of the Real Property or the owners and/or occupants of property adjacent to or surrounding the Real Property.

1.34.  “House Bank” means cash on hand including, without limitation, all chips and tokens at the Casino as of the Transfer Time, including cash or cash equivalents in slot hoppers, drop boxes, the cashier’s cage, and the hard and soft count rooms.

1.35.  “House Funds” means cash on hand at the Business as of the Transfer Time.

1.36.  “Improvements” means the Casino, Restaurant, Motel, and all other improvements situated on the Real Property.

1.37.  “Intellectual Property” means the intellectual property owned by Seller or licensed to Seller and used in connection with the Business or its operation including, but not limited to, trade names, logos, derivations, slogans, and other marks, telephone numbers, and TWX numbers owned or used by or licensed to Seller and the associated Business.

1.38.  “Inventory” means all food, smallwares, paper and other restaurant supplies, wine, beer, other alcoholic and non-alcoholic beverages, bath towels, bed linens, sundries and other motel supplies, etc., on hand at the Real Property as of the Transfer Time.

1.39.  “Licenses and Permits” means, with the exception of any gaming or liquor licenses or approvals and subject to transferability, all of Seller’s rights, title, interest, privileges, benefits and remedies in, to and under all authorizations, approvals, permits licenses, agreements, variances, tentative maps, final maps, plans and specifications, and land use entitlements held by Seller and/or relating to the construction, reconstruction, occupancy, and operation or use of any part of the Real Property or Personal Property (e.g., all building permits, certificates or occupancy, and business licenses), in each case set forth in Exhibit “F.”

1.40.  “Litigation Expenses” means any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting any claim for indemnification under this Agreement, including, without limitation, in each case, attorney’s fees, and other professionals’ fees, and disbursements.

1.41.  “Motor Vehicle Certificates of Ownership” means the Certificates of Ownership issued by the Department of Motor Vehicles for the State of Nevada, to be duly executed, properly endorsed and delivered by Seller in accordance with the terms of this Agreement, conveying legal title of the Motor Vehicles to Buyer in accordance with the rules and regulations for the Department of Motor Vehicles for the State of Nevada, in each case set forth in Exhibit “G.”

1.42.  “Notices to Vendors” means notices from Seller to all vendors under Service Contracts being assigned by Seller to, and assumed by, Buyer at the Closing or other vendors providing goods or services to the Business at the Time of Closing whereby such vendors are notified that the operation of the Business has been transferred to Buyer.

1.43.  “Other Revenues” means all revenues earned from the operation of the Property, other than gaming revenues and Room Revenues, including, without limitation, revenues from the sale of food, the sale of alcoholic and non-alcoholic beverages, rental meeting and banquet rooms, telephone sales, pay television sales, valet and parking services, gift shop revenue, and other similar revenues, together with any sales tax or other taxes thereon.

1.44.  “Owner’s Title Policy” means the standard form of ALTA Extended Coverage owner’s title policy issued by the Title Company (together with such reinsurance carriers as Buyer may require) for property located in the State of Nevada to be issued for the benefit of Buyer, which Title Policy shall be: (a) without charges in excess of regular premiums; and (b) shall show only Permitted Exceptions.

1.45.  “Performing Accounts Receivable” means any Account Receivable that is scheduled to become due and payable to Seller within ninety (90) days old after the Transfer Time.

1.46.  “Permitted Exceptions” shall have the same meaning as defined in Article 6 of this Agreement.

1.47.  “Personal Property” means all personal property of Seller located on or in or used in connection with the Real Property (other than the Excluded Property) and the Business, including, but not limited to, all Casino Property, equipment under the Equipment Leases, printing and Stationary, advertising and promotional literature, Motor Vehicles, all consumables, upholstery material, computer equipment, reservation terminals, cash registers, office supplies, office equipment (including, without limitation, facsimile machines, copiers and telephones, external internet connections, or wired fidelity connections) office furniture, motel room furniture and fixtures including: televisions, minibars, carpets and rugs, all furniture, furnishings, motel equipment, beds, bureaus, couches, chinaware, glassware, silverware, ornaments, kitchen utensils, bars, bar fixtures, safes, stoves, ranges, refrigerators, radios, electrical equipment, lamps, mirrors, heating and lighting fixtures and equipment, linens, blankets, steam and hot water boilers, engines, generators, ice machines, cooling systems, air conditioning machines, fire prevention and extinguishing apparatus, pipes, radiators, bathtubs, plumbing fixtures, gas and electric fixtures, and all similar and related articles located in the bedrooms, sitting rooms, bathrooms, boudoirs, halls, closets, kitchens, dining rooms, bar rooms, offices, lobbies, basements and cellars, vaults and other portions of the Real Property.

1.48.  “Preliminary Title Report” means the first amended preliminary report dated as of May 2, 2005, as Order No. 00018718-099 issued by the Escrow Holder.

1.49.  “Property” means the Real Property, the Personal Property, the Service Contracts, and the Intellectual Property of the Business.

1.50.  “Purchase Price” means the sum of U.S. One Million Eight Hundred Thousand Dollars ($1,800,000).

1.51.  “Real Property” means the Real Property, the Improvements, the Fixtures, and Appurtenances, the legal description of which is set forth in Exhibit “E”.

1.52.  “Rebates or Refunds” means all refunds, rebates, reimbursements or other similar payments made to the Seller after the Closing Date in connection with or as a result of: (a) taxes previously paid by Seller with respect to the Property or any portion thereof, except for income taxes paid by seller as a result of income earned from the operation of the Property, (b) fees paid by Seller to any governmental agency with jurisdiction over the Property or any portion thereof or with respect to the development or operation of the Property or any portion thereof; (c) any other amounts paid by or on behalf of the Seller to third parties in connection with the ownership, maintenance, and/or operation of the Property, including, but not limited to, any deposits paid by or on behalf of Seller to utility companies, governmental entities and any other third parties servicing the Property; or (d) any other reason related to the Property. Such Rebates or Refunds shall remain Seller’s property after the Closing Date.

1.53.  “Reservation Agreements” means all guest, banquet room and meeting room and restaurant reservation agreements executed by Seller and all deposits made thereunder for periods after the Closing.

1.54.  “Room Revenues” means all revenues from the rental of motel guest rooms (but excluding any items included in the definition of Other Revenues), together with any sales or other taxes collected by the Seller.

1.55.  “Seller’s Payables” means the accounts payable with respect which seller agrees to be fully responsible for the payment at the Closing Date.

1.56.  “Service Contracts” means the maintenance contracts, warranties, guarantees, management contracts and bonds, and any other similar obligations, commitments or arrangements, together with all supplements, amendments and modifications thereto relating to the construction, development, marketing, operation, maintenance or enjoyment of the Property (other than the Casino Property).

1.57.  “Survey” means an ALTA “as built” survey of the Real Property to be prepared at Seller and Buyer’s shared expense (each to pay one half of the cost) by a licensed surveyor or civil engineer who is selected by Buyer.

1.58.  “Title Company” means Western Title, which is interchangeable with Escrow Holder and/or its agent in the State of Nevada.

1.59.  “Transfer Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Intellectual Property, and Motor Vehicle Certificates of Ownership.

1.60.  “Transfer Time” means 12:01 a.m. PST on the Closing Date.

1.61.  “Transferor’s Certificate” means the certificate, to be duly executed by Seller under penalty of perjury and delivered by Seller in accordance with this Agreement certifying that Seller is not a “foreign person” in accordance with the provisions of Section 1445 of the Code and any similar provisions of applicable state law.

1.62.  “WARN Act” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2102 et seq.).

1.63.  “Warranties” means all third party warranties and guarantees relating to the Property.

1.64.  Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.65.  Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended are incorporated herein by this reference.

1.66.  Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive; the term “shall” is mandatory; the term “may” is permissive. Masculine terms shall also apply to female; feminine terms shall also apply to male. The term “including” is by way of example and not limitation.

2.  Purchase Price. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property, in accordance with the terms, and subject to the conditions, of this Agreement. The Purchase Price for the Property will be paid as follows:

2.1.  Deposit. Upon Seller’s acceptance of the Letter of Intent, Buyer immediately deposited with the Escrow Holder Fifty Thousand Dollars ($50,000), which may be refundable until June 12, 2005. Within two (2) business days after the execution and delivery of this Agreement, Buyer shall deliver to the Escrow Holder and additional Fifty Thousand Dollars

 ($50,000), at which time the full Deposit of One Hundred Thousand Dollars ($100,000) shall become nonrefundable.

2.2.  Balance of the Purchase Price. On the Closing Date, Buyer shall pay One Million Eight Hundred Thousand Dollars ($1,800,00.00) to Seller: the $100,000 nonrefundable Deposit plus an additional One Million Seven Hundred Thousand Dollars ($1,700,000).

2.3.  Allocation of the Purchase Price. The Purchase Price shall be allocated among the various components of the Property pursuant to Schedule 2.3 of this Agreement.

3.  Escrow; Closing.

3.1.  Escrow Instructions. Within forty-eight (48) hours following the mutual execution and delivery of this Agreement, the parties shall deposit a fully executed counterpart of this Agreement with the Escrow Holder in order to consummate the purchase and sale in accordance with the terms of this Agreement. This Agreement shall constitute joint escrow instructions to the Escrow Holder; except that the parties shall execute such additional instructions as may be reasonably requested by the Escrow Holder not inconsistent with the provisions of this Agreement. The Closing will take place at 10: 00 a.m. (PST) on the Closing Date at the offices of Western Title Company, Inc. located at 500 Damonte Ranch Parkway, Suite 657, Reno, Nevada 89521.

3.2.  By Seller. At the Closing, Seller shall deliver, or cause to be delivered to Escrow Holder, the following items (if applicable) duly executed, and where appropriate, acknowledged by Seller:

3.2.1.  A counterpart original of the Assignment of Intellectual Property;

3.2.2.  The Bill of Sale;

3.2.3.  A counterpart original of the Assignment and Assumption Agreement;

3.2.4.  The Motor Vehicle Certificates of Ownership;

3.2.5.  An executed Preliminary Schedule of Adjustments;

3.2.6.  The Notices to Vendors;

3.2.7.  The Transferor’s Certificate;

3.2.8.  The Seller’s Closing Certificate; and

3.2.9.  The Grant, Bargain, Sale and Deed

3.2.10.  Such resolutions, authorizations, certificates of good standing and/or other corporate documents relating to Seller as are reasonably required by Buyer in connection with the transactions contemplated under this Agreement;

3.2.11.  Keys to all doors on any structures and improvements situated on the Property, which keys shall be properly tagged for identification; and

3.2.12.  Possession of the Personal Property.

3.3.  By Buyer. At the Closing, Buyer will deliver or cause to be delivered to Escrow Holder the following items, duly executed and, where appropriate, acknowledged by Buyer;

3.3.1.  The net balance of the Purchase Price, to be paid in accordance with this Agreement, and after taking into account the Deposit and the adjustments and cost allocations in accordance with this Agreement;

3.3.2.  Such corporate resolutions, certificates of good standing and/or other corporate and partnership documents relating to Buyer as are reasonably required by Seller in connection with the transactions contemplated under this Agreement;

3.3.3.  Buyer’s Closing Certificate;

3.3.4.  A counterpart original of the Assignment of the Intellectual Property;

3.3.5.  The Bill of Sale;

3.3.6.  A counterpart original of the Assignment and Assumption Agreement;

3.4.  By Buyer and Seller. Buyer and Seller will each deposit into Escrow such other duly executed and, where appropriate, acknowledged instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

3.5.  Close of Escrow. When (i) each party has deposited in Escrow all of the funds and documents required to be deposited in Escrow by it pursuant to Articles 2 and 3 or any other provision of this Agreement; (ii) each of the parties has approved or waived each of the conditions in its favor set forth in this Agreement; and (iii) Escrow Holder is otherwise in a position to close Escrow, Escrow Holder shall close Escrow by:

3.5.1.  Recording in the Official Records of Pershing County, Nevada, the documents deposited in Escrow, which are in recordable form;

3.5.2.  Subject to Article 2, delivering to Seller the Purchase Price, as adjusted, for Seller’s share of prorations and Closing costs;

3.5.3.  Delivering to Seller a counterpart original of the Assignment and Assumption Agreement, a counterpart original of the Assignment of Intellectual Property, the Motor

Vehicle Certificates of Ownership, the written certificates required under this Agreement, and any other documents (or copies thereof) delivered into Escrow by Seller.

3.6.  Deliveries Outside of Escrow. At least two (2) business days before the Closing Date, Seller shall deliver to Buyer drafts of the following, the finals of which shall be delivered at Closing:

3.6.1.  Revised and updated schedules and exhibits as required pursuant to this Agreement, prepared as of the Closing Date, certified to be true, correct, and complete as of the date of preparation;

3.6.2.  At Closing, Seller shall deliver to Buyer the following outside of Escrow:

3.6.2.1.  All keys and entrance cards to all doors on any structures and improvements situated on the Property, and keys to all Personal Property located on the Real Property, which keys shall be properly tagged for identification, together with an accounting for all such keys (other than keys in possession of motel guests) in the possession of others;

3.6.2.2.  An itemized list of Excluded Property set forth in Schedule 3.6.2.2; whereupon Buyer and Seller shall negotiate a separate purchase price for the individual items of Excluded Property. Although Buyer will not purchase or assume any liability for Seller’s chip and token liability (a House Bank item and an item of Excluded Property), Buyer will act as Seller’s place of redemption for the chip and token liability. Buyer will redeem Seller’s chip and token liability and submit an invoice to Seller for reimbursement.

3.6.2.3.  All current real estate and personal property tax bills for the Property in Seller’s possession or under its control;

3.6.2.4.  A complete list of the Reservation Agreements in effect as of the Closing Date, in reasonable detail so as to enable Buyer to honor Seller’s commitments in that regard;

3.6.2.5.  A list of all safe deposit boxes in use as of the Closing Date, an inventory of the contents of such safe deposit boxes prepared and signed by the Business guest and an employee of Seller, and notices of the Business guests of the transfer of control of the same safe deposit boxes;

3.6.2.6.  Baggage, laundry, and other personal property of Business guests checked in or left in the care of the Seller by transient Business guests (other than property in motel rooms or safe deposit boxes), together with a list thereof prepared and signed by an employer of Seller; and

3.6.2.7.  Possession of the Property subject to any Permitted Encumbrances.

4.  Representations and Warranties.

4.1.  Seller’s Representations and Warranties. Seller makes the following representations and warranties to Buyer, upon which warranties and representations Buyer has relied and will continue to rely, all of which are true as of the date of this Agreement and will be true and correct as of the Closing:

4.1.1.  Organization of Trust. Koehler-Berry has the full power and authority to enter into and carry out this Agreement and the transactions contemplated by this Agreement. This Agreement and each of the other documents described in this Agreement have been duly authorized by Koehler-Berry, which executed and delivered to Buyer, will constitute legal, valid, and binding obligations enforceable against Koehler-Berry in accordance with the terms of such documents subject to applicable laws relating to or affecting the rights of creditors generally and subject to enforceability under general equity principles.

4.1.2.  Organization of Log Cabin. Log Cabin is duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business in the State of Nevada. The execution and delivery of this Agreement and the other documents contemplated by this Agreement by Seller, and the performance by Seller of the obligations under this Agreement and the other documents contemplated in this Agreement: (i) are within the power of Seller; (ii) have been duly authorized by all requisite corporate action on the part of Seller; and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Seller, or any indenture, agreement, or any other instrument to which Seller is a party. This Agreement and each of the other documents described in this Agreement, which executed and delivered to Buyer, will constitute legal, valid, and binding obligations enforceable against Seller in accordance with the terms of such documents subject to applicable laws relating to or affecting the rights of creditors generally and subject to enforceability of general equity principles.

4.1.3.  Non-foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445(f) of the Code and in the applicable provisions of state statute, if any, and the regulations issued thereunder, as amended, or any successor thereto, as set forth in Schedule 4.1.3.

4.1.4.  Personal Property Owner. Seller is the sole owner of the Personal Property free of any adverse claim of any kind whatsoever, except as set forth in Schedule 4.1.4.

4.1.5.  Seller shall deliver all equipment used to operate the Property in good working condition in accordance with Seller’s normal course of business at the Transfer Time.

4.1.6.  No Prior Transfers - Property. Except as otherwise set forth in this Agreement, Seller has not transferred, by sale, assignment or otherwise, to any person, partnership, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, truest, union, or association, all or any portion of any right title, or interest which it may have in and to the Property.

4.1.7.  Agreements.

4.1.7.1.  There are no contracts for deed, land contracts, oral or written agreements, or other executory agreements whatsoever outside of the ordinary course of business for the assignment or transfer of any portion(s) of the Property in effect or in existence with respect to the Property, except those set forth on the Preliminary Title Report.

4.1.7.2.  Except as set forth on Schedule 4.1.7.2, there are no management, service, maintenance, advertising, advance booking, employment or brokerage agreements, obligations, commitments or arrangements, written or oral, with respect to the Property, except for the Service Contracts and the Reservation Agreements.

4.1.7.3.  Other than the consents and approvals required pursuant to the Compliance Committee Approval, no consents to transfer the Property or any part thereof are needed on the part of Seller.

4.1.8.  No Litigation. Except as disclosed in Schedule 4.1.8 attached to this Agreement, there (a) is no actual or, to the best of Seller’s knowledge, threatened suit, action, legal, administrative, arbitration, or other proceeding, or governmental investigation involving or affecting the Property, and (b) are no judgments, decrees, or orders against Seller.

4.1.9.  Notice of Violations. Seller has (a) not received written notice of any outstanding violations of any Governmental Regulations, and (b) no knowledge of any condition which constitutes, or may constitute, a material violation of any Governmental Regulation.

4.1.10.   Hazardous Substances. To the best of Seller’s knowledge or in the Phase I and Phase II Environmental Reports, (a) neither Seller nor any third parties have disposed of, generated, handled, manufactured, stored, used, transported, or discharged any Hazardous Material in or about the Real Property, nor are there (b) any violations under or actions taken with respect to violations under any Governmental Regulations, or (c) any underground storage tanks located on or under the Real Property.

4.1.11.  Compliance with Agreements. The execution and deliver of, and performance under, this Agreement has not and will not constitute a breach or default under any other agreement, law, or court order to which Seller is a party or may be bound or affected or which may materially adversely affect the Property, or the use, occupancy, or operation of the Property. Seller is not in default under any agreement or commitment to which it is a party, the effect of which default could materially adversely affect the performance by Seller of its obligations under this Agreement. No default exists on the part of Seller under any covenant, restriction, or agreement, which would materially adversely affect the Property, except as disclosed on Schedule 4.1.11 attached to this Agreement.

4.1.12.  Utilities. All utility services necessary for the occupancy and use of the Property, including telephone services, cable television, gas, electric power, storm sewers, sanitary sewer, and water facilities, are available to the Property, adequate to serve the Property and not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities.

4.1.13.  Labor Issues; Compensation Plans.

4.1.13.1.  There are no strikes, pickets, leafleting, walkouts, sit-ins, boycotts, or similar actions pending or threatened against Seller by its employees or any labor unions.

4.1.13.2.  Seller shall be responsible for accrued compensation and benefits, including, without limitation, pension plan benefits, savings, and retirement plan benefits, vacation pay, sick pay, and salaries of each employee of the Business up to and including the Closing Date, as required under applicable law. On the Closing Date, Seller shall terminate all employees.

4.1.13.3.  Tax Returns. Except as otherwise provided on Schedule 4.1.13.3 attached to this Agreement, Seller has filed or has otherwise received an extension to file with the appropriate governmental agencies all required tax returns and tax reports with respect to the Property and the operation of the Business. All taxes with respect to the Property due and payable for all periods before Closing shall be paid before Closing or within a reasonable period thereafter.

4.1.13.4.  Insolvency. There are no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings pending or to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller.

4.1.13.5.  Governmental Actions. To the best of Seller’s knowledge, there are no plans, studies, or efforts by any governmental authorities or agencies or by any other persons or entities that in any way could materially adversely affect the use of the Property or any portion thereof.

4.1.13.6.  Zoning. To the best of Seller’s knowledge, there are no other pending or threatened zoning changes or variances which would materially adversely affect the Real Property.

4.1.13.7.  Moratoria. To the best of Seller’s knowledge, there is no intended or proposed federal, state, or local statute, ordinance, order, requirement, law, or regulation (including, but not to, zoning changes or moratoria) or any plan, study or effort which may materially adversely affect the use or development of the Property; except that the Property would not be eligible to receive a State of Nevada non-restricted gaming license if non-restricted gaming operations were to cease at the Property for a period of eighteen (18) months.

4.1.13.8.  Property Tax Assessments. Except for the Seller’s Payables and those matters set forth in the Owner’s Title Policy for any special improvement district applicable to the Property, to Seller’s knowledge there are no special assessments or charges which have been levied against the Property or which have resulted or will result in the creation of a lien or otherwise against the Property from work, activities or improvements done to the Property by Seller or any intended public improvement.

4.1.13.9.  Condemnation Proceedings. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.

4.1.13.10.  Continuing Representation. No representation, warranty, or statement of Seller in this Agreement or in any document, certificate, schedule, or other matter furnished or to be furnished to Buyer pursuant thereto or in connection with the transaction contemplated in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein and therein not misleading.

4.1.13.11.  Exhibits. All exhibits to this Agreement are true, correct, and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

4.1.13.12.  Brokers. There are no brokers’ commissions or finder’s fees payable in connection with the transaction contemplated by this Agreement.

4.2.  Buyer’s Representations and Warranties. Buyer makes the following representations and warranties to Seller upon which warranties and representations Seller has relied and will continue to rely, all of which are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

4.2.1.  Organization. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Nevada. The execution and delivery of this Agreement and the other documents contemplated pursuant to this Agreement by Buyer, and the performance by Buyer of the obligations under this Agreement and the other documents contemplated in this Agreement: (i) are within the power of Buyer; (ii) have been duly authorized by all requisite action on the part of Buyer and all of its constituent members; and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Buyer, or any indenture, agreement, or any other instrument to which Buyer is a party. This Agreement and each of the other documents described in this Agreement, when executed and delivered to Buyer, will constitute legal, valid, and binding obligations enforceable against Buyer in accordance with the terms of such documents.

4.2.2.  Compliance with Agreements. The execution and delivery of, and performance under, this Agreement has not and will not constitute a breach or default under any other agreement, law or court order to which Buyer is a party.

4.2.3.  Insolvency. There are no attachments, execution proceedings, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings pending or threatened against Buyer nor are any such proceedings contemplated by Buyer.

4.2.4.  Brokers. There are no brokers’ commissions or finder’s fees payable in connection with the transaction contemplated by this Agreement.

5.  Obligations of the Parties.

5.1.  Seller’s Obligations. Seller hereby covenants to Buyer, upon which covenants Buyer has relied and will continue to rely, that for the period from the date of this Agreement through and including the Closing Date:

5.1.1.  Accounts Payable and Vendors. There will be no accounts payable of vendors providing, supplying goods or services to, or involving or affecting the Property as of the Closing Date, except for Seller’s Payables.

5.1.2.  Further Liens and Encumbrances. Seller will not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters outside of the ordinary course of business after the date of this Agreement. Seller will not hereafter modify, extend, renew, replace, or otherwise change any of the terms, covenants, or conditions of any such documents, or enter into any new agreements affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

5.1.3.  Leases; Other Contracts. Seller will not hereafter modify, extend, renew, replace, or otherwise change any of the Service Contracts, or existing contracts, or enter into new leases, Reservation Agreements or other contracts affecting the property except: (a) in the ordinary course of business; or (b) with the prior written consent of Buyer (which consent shall not be unreasonably withheld).

5.1.4.  Seller’s Execution, Delivery, and Performance. Seller and Buyer will execute all documents and take all steps deemed necessary or desirable by the other party to give effect to the terms and conditions of this Agreement.

5.1.5.  Prepayments. Seller shall continue to operate the Business in the normal course of business and accept any deposits made with respect to reservations for guest rooms, meeting rooms, restaurants, and banquet facilities for dates after the Closing Date, and the same shall be placed in the appropriate account or accounts maintained by Seller and used in the operation of the Business, which accounts shall be transferred to Buyer on the Closing Date.

5.1.6.  Debt Service. Seller will make all regular payments of interest and principal on any and all indebtedness affecting the Property.

5.1.7.  Compliance with Laws. Seller shall comply with all Governmental Regulations.

5.1.8.  Insurance. Seller shall: (a) provide Buyer with a list of each type and amount of insurance coverage in effect with respect to the Property; and (b) maintain in full force and effect all such policies of insurance through and including the Closing Date.

5.2.  Buyer’s Obligations.

5.2.1.  Applications for Licenses and Permits. Buyer shall submit all required gaming applications within thirty (30) days after the execution of this Agreement. Buyer shall also promptly submit any and all applications for assignment of any other applicable licenses and permits or issuance of new licenses and permits.

5.2.2.  Gaming Licenses. From and after the Closing Date, Buyer shall not take any action or fail to act when required to do so (including, without limitation, the filing of any application requested by the Gaming Authorities and the full and complete cooperation in the investigation of the same by the Gaming Authorities) in any way that may threaten or jeopardize any gaming or liquor license held by Buyer or any detrimental change of the gaming status of the Property.

5.2.3.  Employees. Buyer shall hire substantially all of Seller’s employers on the Closing Date.

5.2.4.  Reservations. Buyer will honor, for its account, all Reservation Agreements provided to Buyer pursuant to Section 3.6 of this Agreement for dates after the Closing Date.

6.  Title to Real Property. At Closing, a fee simple title interest in and to the Real Property will be conveyed to Buyer by Seller, subject only to items one (1) through nine (9) and fifteen (15) set forth on the Preliminary Title Report and the following items (collectively, the “Permitted Exceptions”):

6.1.  Matters of title respecting the Real Property approved or deemed approved by Buyer in accordance with this Agreement; and

6.2.  Matters affecting the condition of title to the Real Property created by or with written consent of Buyer.

6.3.  If there is an encroachment reflected in the ALTA policy, Buyer shall not be obligated to accept the Property unless the parties mutually agree to work together to rectify the situation to the Buyer’s approval.

7.  Conditions Precedent/Concurrent to Closing; Closing Date.

7.1.  Buyer’s Conditions. Buyer shall not be required to close the transaction provided for under this Agreement unless and until Buyer deems that each and every one of the following conditions has been fulfilled, unless Buyer waives in writing the fulfillment of a condition:

7.1.1.  Representations, Warranties, and Covenants of Seller. Seller shall have duly and timely performed each material covenant to be performed by Seller under this Agreement and the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing in all material respects.

7.1.2.  Seller’s Deliveries. Seller shall have duly and timely delivered to Buyer all of the items described in Section 3.2 of this Agreement.

7.1.3.  Exhibits and Schedules. On the Closing Date, Seller shall have updated each of the Exhibits and Schedules attached hereto so that the same are true and complete in all material respects as of the Closing Date.

7.2.  Seller’s Conditions. Seller shall not be required to close the transaction provided for under this Agreement unless and until Seller deems that each of the following conditions has been fulfilled, unless Seller waives in writing the fulfillment of a condition:

7.2.1.  Representations, Warranties, and Covenants of Buyer. Buyer shall have duly and timely performed each and every covenant to be performed by Buyer under this Agreement and the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing in all material respects.

7.2.2.  Buyer’s Deliveries. Buyer shall have duly and timely delivered to Seller all of the items described in Section 3.3 of this Agreement.

8.  Prorations and Adjustments. Buyer is acquiring all of Seller’s right, title, and interest in and to the Property as of the Transfer Time and, accordingly, there shall be no prorations between the parties, except as expressly provided herein.

8.1.  Room Revenues; Other Revenues. Buyer shall be entitled to all Room Revenues and Other Revenues arising on the date immediately subsequent to Closing Date.

8.2.  Utilities. Prior to the Closing Date, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings after the Transfer Time be made to Buyer at the Business address. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date, with the charges to that time paid by Seller and charges thereafter paid by Buyer. Charges for utilities which are unmetered, or charges for the meters which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time based upon utility billings for any such charges to the other party, and such party shall pay its pro rata share of such charges to the party requesting payment within seven (7) days from the date of any such request. All utility deposits made by Seller shall be assigned to Buyer and the amount of such deposits shall be credited to Seller at the Closing.

8.3.  Accounts Payable and Expenses. All accounts payable and expenses related to operation of the Property which have accrued before the Transfer Time shall be paid by Seller and Seller shall defend, indemnify, and hold Buyer harmless from and against any claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses (including, but not limited to, attorneys’ fees and costs) suffered by Buyer as a direct or an indirect result of the non-payment of such accrued accounts payable and accrued expenses. All accounts payable and expenses (including all assigned and assumed agreements hereunder) arising after the Transfer Time which are included by or at the direction of Buyer will be Buyer’s responsibility. In addition, Seller shall pay the Seller’s Payables as soon as practicable after Closing. The indemnity provided in this Section shall survive the Closing Date for a period of one (1) year.

8.4.  Taxes. Seller shall pay general real estate and ad valorem personal property taxes for all periods before the Transfer Time and all special taxes or assessments becoming, with respect to the Property, due and payable before the Transfer Time and any such taxes for the period in which the Closing Date falls shall be appropriately porarated as of the Closing Date.

8.5.  Accounts Receivable. Buyer shall not acquire the Accounts Receivable from Seller and there shall be no adjustments or prorations for Accounts Receivable that are owed to Seller before the Closing Date. In addition, Seller shall provide Buyer with a list of Performing Accounts Receivable that Seller would otherwise receive after the Closing Date. Once Buyer and Seller mutually agree to the amount of Performing Accounts Receivable to which Seller is entitled to receive after the Closing, excluding those Performing Accounts Receivable attributable to bad checks, credit card charge backs, and debts older than ninety (90) days, Buyer shall purchase the performing Accounts Receivable minus fifteen percent (15%) for the risk and cost of collection. Should Buyer receive funds on a Performing Account Receivable after Closing that (i) rightfully belong to Seller, and (ii) was not previously purchased by Buyer at a discount, Buyer shall promptly remit such funds to Seller. However, Buyer shall acquire the Accounts Receivable from Seller for Room Revenue or Other Revenue Agreements entered into before the Closing but performed after the Closing.

8.6.  Method of Proration. All prorations will be made as of the Closing Date based on a 365-day year.

8.7.  Preliminary Schedules of Adjustments. All prorations and credits shall be based on a “Preliminary Schedule of Adjustments” prepared in good faith by Seller and approved in writing by Buyer, using the latest bills or estimates made by Seller from information available. If any supplemental billing is issued or new information learned with respect to any of the foregoing prorations or credits, the same shall be adjusted and prorated between Seller and Buyer as soon as reasonably possible after the Closing. In any event, to the fullest extent possible, Seller and Buyer shall jointly prepare a final schedule of adjustments within thirty (30) days after Closing and either party owing the other sum of money shall pay such sum within ten (10) days after such final schedule is prepared. The provisions of this Section 8.7 shall survive the Closing Date for a period of one (1) year.

8.8.  Personal Property Inventory. Buyer and Seller shall prepare an inventory (the “Original Inventory”) of Personal Property as soon as reasonably practicable following the execution and delivery of this Agreement by Buyer and Seller. Three (3) days before the Closing, Buyer and Seller shall perform a new inventory (the “New Inventory”) of Personal Property. To the extent any of the items of Personal Property specified in the Original Inventory are not set forth in the New Inventory (and such disappearance is not due to any act of omission of Buyer or any of its affiliates or agents), the Purchase Price shall be adjusted to reflect the reduction of Personal Property set forth in the New Inventory. For purposes of calculating such adjustments, the parties shall assign values to the Personal Property equal to the actual cost (less depreciation) of such items or, if such actual cost/depreciation data is not available, then the value shall be based on the parties’ mutual good faith estimate of the current fair market value of the particular item(s) of Personal Property.

9.  Costs and Expenses. The Closing costs shall be allocated as follows:

9.1.  Seller. Seller shall pay the ALTA Form B extended coverage title policy including appropriate insurance, zoning and nonimputation endorsements, documentary stamps and intangibles taxes, transfer taxes, one-half (1/2) of any fees charged by the Escrow Holder, one-half (1/2) of a Phase I environmental audit, one-half (1/2) of the cost of the Survey, and Seller’s share of prorations.

9.2.  Buyer. Buyer shall pay the cost of any title endorsements, its own inspection and recording costs, one-half (1/2) of any fees charged by the Escrow Holder, one-half (1/2) of a Phase I environmental audit, one-half (1/2) of the cost of the Survey, and Buyer’s share of prorations.

9.3.   Other Closing Costs. Buyer and Seller will each pay their own legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively. All other closing costs and expenses will be allocated between Buyer and Seller in accordance with the customary practice in Pershing County, Nevada.

10.  Delivery of Possession. Simultaneously with the delivery of the fully executed Transfer Documents, Seller shall deliver possession and enjoyment of the Property to Buyer subject only to the encumbrances set forth in the Permitted Exceptions.

11.  General Indemnification.

11.1.  By Seller. Seller will defend, indemnify and hold Buyer and its respective officers, directors, agents, members, shareholders, representatives, employees, attorneys, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) harmless from and against:

11.1.1.  All claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, reasonable attorneys’ fees and costs) of every kind of nature incurred or accrued before the Closing Date with respect to the Property resulting from Seller’s acts or omissions;

11.1.2.  All liabilities and obligations arising from any breach of warranties, representation, covenants, and agreements of Seller or its agents contained in this Agreement. The payment of the balance of the Deposit pursuant to Section 1.19 shall mean than Buyer has satisfactorily completed its due diligence (reserving only a final walk-through inspection of the Personal Property prior to close). At close Buyer accepts the Real Property and personal property “as is” without warranty except for the express warranties set forth in section 4 hereof.

11.1.3.  The foregoing indemnification by Seller shall survive the Closing Date for a period of one (1) year.

11.2.  By Buyer. Buyer will defend, indemnify, and hold Seller and each of its officers, directors, agents, shareholders, representatives, employees, attorneys, affiliates, beneficiaries, subsidies, successors, and assigns (collectively, the “Seller Indemnitees”) harmless from and against:

11.2.1.  All claims, demands, liabilities, liens, costs, expenses, penalties, damages, and losses (including, but not limited to, reasonable attorneys’ fees and costs) of every kind and nature incurred or accrued subsequent to the Closing Date with respect to the Property resulting from Buyer’s acts or omissions; and

11.2.2.  All liabilities and obligations arising from any breach of the warranties, representations, covenants, and agreements of Buyer or its agents contained in this Agreement, without limitation, any WARN Act liability or liability arising from or out of the operation of the Business.

11.2.3.  The foregoing indemnification by Buyer shall survive the Closing Date for a period of one (1) year.

11.3.  Third Party Claims

11.3.1.  Notice of Third Party Claim.

11.3.1.1.  If any third party makes any claim or brings any action, suit, or proceeding against the indemnitee (a “Third Party Claim”), it is a condition precedent to the indemnitor’s obligation to indemnify against that Third Party Claim that the indemnitee notify the indemnitor

11.3.1.1.1.  in writing, and in reasonable detail, of the Third Party Claim; and

11.3.1.1.2.  reasonably promptly, but in no event later than twenty (20) business days after the indemnitee’s receipt of written notice of the Third Party Claim.

11.3.1.2.  If the indemnitee fails to give proper notice, the indemnitor is still obligated to indemnify the indemnitee, except that the indemnitor is not liable for any Litigation Expenses the indemnitee incurs during the period in which the indemnitee failed to give proper notice.

11.3.2.  The Indemnitor’s Assumption of the Defense. If the indemnitor wishes to assume the defense of the Third Party Claim, it shall do so by sending notice of the assumption to the indemnitee. The indemnitor’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, the indemnitor shall choose and employ independent legal counsel of reputable standing. After sending the notice, the indemnitor is entitled to contest, pay, settle, or compromise the Third Party Claim as it may determine.

11.3.3.  The Indemnitee’s Right to Undertake the Defense. Despite the provisions of subsection 11.3.2, the indemnitee is entitled to

11.3.3.1.  participate in the defense of a Third Party Claim; and

11.3.3.2.  defend a Third Party Claim with counsel of its own choosing and without the participation of the indemnitor if

11.3.3.2.1.  the indemnitor fails or refuses to defend the Third Party Claim on or before the twentieth (20th) business day after the indemnitee’s receipt of written notice of the Third Party Claim; or

11.3.3.2.2.  representation of the indemnitor and the indemnity by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

11.3.4.  Litigation Expenses. The indemnitor shall pay for the Litigation Expenses incurred by the indemnitee to and including the date of the indemnitor assumes the defense of the Third Party Claim. Upon the indemnitor’s assumption of the defense of the Third Party Claim, the indemnitor’s obligation ceases for any Litigation Expenses the indemnitee subsequently incurs in connection with the defense of the Third Party Claim. Despite the previous sentence, the indemnitor is liable for the indemnitee’s Litigation Expenses, if

11.3.4.1.  the indemnitee has employed counsel in accordance with the provisions of subsection 11.3.3.2; or

11.3.4.2.  the indemnitor has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which the indemnitor is obligated.

12.  Condemnation and Destruction.

12.1.  Eminent Domain or Taking. If proceedings under a power of eminent domain relating to the Property or any part thereof are commenced before the Closing Date, Seller shall promptly inform Buyer in writing.

12.1.1.  If such proceeding involves the taking of title to all or any material interest in the Property (as determined by Buyer in its reasonable discretion), Buyer may elect to terminate this Agreement by written notice to Seller within thirty (30) days of Seller’s written notice to Buyer, in which case the Deposit and any interest thereon will be returned to Buyer and neither party shall have any further obligation to or rights against the other except any rights or obligations of either which are expressly stated to survive termination of this Agreement.

12.1.2.  If the proceedings do not involve the taking of title to all or a material interest in the Property (as determined by Buyer in its reasonable discretion) or if Buyer does not elect to terminate this Agreement, this transaction will be consummated as described in this Agreement and any award of settlement payable with respect to such proceeding will be paid or assigned to Buyer upon Closing.

12.2.  Damage and Destruction. Except as provided in this paragraph, before the Close of Escrow, the entire risk of loss or damage by earthquake, flood, hurricane, landslide, fire, or other casualty is borne and assumed by Seller. If, before the Closing Date, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire, or other casualty, Seller will promptly inform Buyer of such fact in writing and advise Buyer as to the extent of the damage.

12.2.1.  If such damage or destruction is material (as determined by Buyer in its sole and absolute discretion), Buyer has the option to refuse to Close and terminate this Agreement upon written notice to Seller given not later than fifteen (15) days after the receipt of Seller’s written notice to Buyer advising of such damage or destruction.

12.2.2.  If this Agreement is terminated under this Section 12.2.2, Buyer will be entitled to the return of the Deposit, together with any interest thereon.

12.2.3.  If Buyer does not timely exercise its option to terminate this Agreement, or if the casualty is not material (as determined by Buyer in its sole and absolute discretion), Seller will assign to Buyer all of Seller’s right, title, and interest in and to any insurance proceeds under Seller’s insurance policies relating to such damage or destruction, and shall reduce the Purchase Price by the amount of the deductible and Seller’s co-insurance, if any, under such policy and this transaction will close pursuant to the terms of this Agreement.

13.  Remedies.

13.1.  Buyer’s Remedies Generally. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF THE CONDITIONS PRECEDENT SET FORTH IN SECTION 7.1 OF THIS AGREEMENT ARE NOT SATISFIED OR WAIVED, THEN BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO SELLER. UPON SUCH TERMINATION, BUYER’S SOLE RECOURSE SHALL BE TO REQUIRE

SELLER TO RETURN, OR CAUSE THE TITLE COMPANY TO RETURN, TO BUYER ALL DOCUMENTS AND FUNDS THERETOFORE DEPOSITED OR PAID BY BUYER, INCLUDING, WITH OUT LIMITATION, THE DEPOSIT.

13.2.  Seller’s Remedies Generally. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE (I) BUYER, THROUGH NO FAULT OF SELLER, CHOOSES NOT TO CLOSE OR (II) THE CONDITIONS PRECEDENT SET FORTH IN SECTION 7.2 OF THIS AGREEMENT ARE NOT SATISFIED OR WAIVED, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF BUYER’S DEFAULT ON ITS OBLIGATIONS UNDER THIS AGREEMENT. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S LOSS IN THE EVENT OF BUYER’S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, BUT NOT AS A PENALTY. SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE REMEDY.

13.3.  SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING SECTIONS 13.1 AND 13.2 AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

BUYER: AWI Gaming, Inc., a Nevada corporation By:/s/ Bruce Dewing Name: Bruce Dewing Title: President
SELLER:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation

By:/s/   Marlys a. Koehler-Berry
Name:   Marlys A. Koehler-Berry
Title: _________________________________

14.  Notice. All notices, requests, demands, or documents, which are required or permitted to be given or served hereunder shall be in writing and (a) delivered personally; (b) delivered by a national overnight courier (i.e., FedEx); or (c) transmitted by facsimile, addressed as follows:

If to Seller:
Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc.

Address:
Facsimile No.:
Attn: Marlys A. Koehler-Berry

With a copy to:	John Hoffman, Esq. Hoffman, Test, Guinan & Collier 429 West Plumb Lane Reno, Nevada 89504 Facsimile No.: (775)322-3841
If to Buyer: With a copy to:

AWI Gaming, Inc.
675 Grier Drive
Las Vegas, Nevada 89119
Facsimile No.: (702)735-0142
Attn: Bruce Dewing

Terina Salerno, Esq.
General Counsel
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119
Facsimile No.: (702)897-8645

Notice shall be deemed to have been delivered only upon actual delivery to the intended addressee in the case of personal, courier, or facsimile deliver. The addresses for purposes of this paragraph may be changed by giving written notice of such change in the manner provided herein for giving notices. Unless such written notice is delivered, the latest information stated by written notice, or provided herein if no written notice of change has been delivered, shall be deemed to continue in effect for all purposes hereunder.

15.  Miscellaneous.

15.1.  Survival. Except as otherwise set forth in this Agreement, the representations, warranties, covenants, acknowledgments, arrangement and indemnities contained in this Agreement and Exhibits, or in any of the documents or agreements executed and/or delivered and/or exchanged pursuant to the terms of this Agreement, shall survive the Closing Date for a period of one (1) year and shall not be deemed to have merged or terminated upon the Closing Date.

15.2.  Parties in Interest. As and when used herein, the terms “Seller” and “Buyer” mean and include, in this Agreement, their respective successor and assigns and shall be binding upon and inure to the benefit of, the above-named Seller and Buyer and their respective successors and permitted assigns.

15.3.  Section Headings. The headings of sections are inserted only for convenience and shall in no way define, describe, or limit the scope or intent of any provision in this Agreement.

15.4.  No Oral Modifications. This Agreement may not be amended or modified except in writing executed by all parties hereto.

15.5.  Full Integration. Buyer and Seller each acknowledge that there are no other agreements or representations, either oral or written, express or implied, that are not embodied in this Agreement and this Agreement, the Exhibits attached to this Agreement, and the Transfer Documents represent a complete integration of all the prior and contemporaneous agreements, understandings and documents.

15.6.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other party shall be a beneficiary hereunder.

15.7.  Advice of Counsel. Buyer and Seller each acknowledge that: (a) it has not made any representation as to the Federal or State tax implication relating to the transactions contemplated herein; (b) it has thoroughly read and reviewed the terms and provisions of this Agreement and the Exhibits attached hereto and is familiar with the terms of this Agreement; (c) the terms and provisions contained in this Agreement are clearly understood by it and have been fully unconditional consented to by it; (d) it has had full benefit and advice of counsel of its own selection in regard to understanding the terms, meaning, and effect of this Agreement; (e) the execution of this Agreement and the Transfer Documents is done freely, voluntarily, with full knowledge and without duress; and (f) in executing this Agreement, it is relying on no other representations, either written or oral, express or implied, made to it by any other party to this Agreement, and the consideration received by it under this Agreement has been actual and adequate.

15.8.  Attorneys’ Fees. If an action is commenced by a party hereto resulting from a dispute with respect to the transactions contemplated herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the other party in such action. As used herein, the term “attorneys’ fees” means attorneys’ fees, whether or not litigation ensues, and if litigation ensues, whether incurred at trial, on appeal, or discretionary review or otherwise.

15.9.  Governing Law. This Agreement will be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada, with venue in Las Vegas, Nevada. Each of the parties hereto acknowledges and agrees that the laws of the State of Nevada and the selection of venue in Washoe, Nevada were freely chosen by Buyer and Seller.

15.10.  Confidentiality. Unless otherwise agreed to in writing by Seller and Buyer:

15.10.1.  Each party will use reasonable efforts to keep confidential the specific economic terms of this Agreement with the exception of disclosures required in all public filings, AWI, Buyer’s agents, and representatives of the Gaming Authority, who need knowledge and information in order to effectuate the transaction contemplated herein.

15.10.2.  Neither Buyer nor Seller shall willfully issue any public announcement or press release without first giving the other party a reasonable opportunity to comment on the timing and the terms of the announcement or release.

15.10.3.  The provisions of this Section 15.10 shall not prevent Buyer and Seller or any affiliates of either of them from making such filings as may be required by applicable law, securities regulatory bodies or securities exchanges, provided that the test of the information has been delivered to Seller. The provisions of this paragraph will survive the termination of this Agreement, other than by Closing.

15.11.  Captions. The captions contained in this Agreement are for convenience only and are not intended to limit or define the scope of effect of any provision of this Agreement.

15.12.  Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement, all of which shall remain in full force and effect

15.13.  Time of the Essence. Time is of the essence with respect to this Agreement and of the obligations required hereunder.

15.14.  Non-waiver. No delay or failure by any party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

15.15.  Facsimile. The parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity on this Agreement which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current deliver of this Agreement with original ink signatures of each person and entity.

15.16.  Further Assurances. Buyer and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale contemplated in this Agreement.

15.17.  Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all of which, when taken together, shall constitute one Agreement.

15.18.  Escrow Holder. In performing its duties hereunder, Escrow Holder shall not incur any liability to anyone for any damages, losses or expenses, except for its negligence or intentional misconduct, and it shall accordingly not incur any such liability with respect to (a) any action taken or omitted in good faith upon advice of its counsel or (b) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, that Escrow Holder shall in good faith believe to be genuine, to have been signed or presented by a proper person, and to conform to the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless Escrow Holder against any losses, claims, damages, liabilities, and expenses , including reasonable costs for investigation and legal fees and disbursements, that may be imposed upon Escrow Holder or incurred by Escrow Holder in connection with its acceptance or performance of its duties hereunder, including any litigation arising out of this Agreement or involving the subject matter hereof, unless resulting from Escrow Holder’s negligence or intentional misconduct. If any dispute shall arise between Buyer and Seller sufficient in the discretion of Escrow Holder to justify doing so, Escrow Holder shall be entitled to tender into the registry or custody of the clerk of any state court of general jurisdiction located in Washoe County, Nevada or the clerk for the United States District Court for the District of Nevada in Washoe County, Nevada, any money, property, or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer all bear all costs and expenses of any such legal proceedings equally.

Buyer and Seller have executed this Agreement as of the date first written above.

BUYER: AWI Gaming, Inc., a Nevada corporation By:/s/ Bruce Dewing Name: Bruce Dewing Title: President
SELLER:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation

By: /s/  Marlys A. Koehler-Berry
Name:   Marlys A. Koehler-Berry
Title:     Trustee and President

INTENTIONALLY

LEFT

BLANK

ESCROW AGENT ACCEPTANCE

Escrow Agent hereby acknowledges receipt of the foregoing Agreement and agrees that the provisions of the foregoing Agreement shall consitute its escrow instructions and that it will act as Escrow Agent in accordance with the terms and conditions thereof.

                                    WESTERN TITLE COMPANY, INC.

                                                                                         By:_____________________________

                                                                                         Its:______________________________

                                                                                         Escrow No. 150576-TME

EXHIBIT "1"

Exhibit “1”
GRANT, BARGAIN SALE AND DEED

When recorded, return to:

Terina Salerno, Esq.
General Counsel
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119

GRANT, BARGAIN SALE AND DEED

For the consideration of One Million Eight Hundred Thousand Dollars and other valuable consideration, the receipt whereof is hereby acknowledged, Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation (“Log Cabin”), (Koehler-Berry and Log Cabin hereinafter “Grantor”), does hereby grant, bargain, sell and convey to AWI Gaming, Inc., a Nevada corporation (“Grantee”), all that real property situated in the County of Clark, State of Nevada, which is described on Schedule A attached hereto and made a part hereof (the “Property”), together with any improvements, buildings, structures, and fixtures located thereon; all easements, if any, benefiting the Property; all rights, benefits, privileges, tenements, hereditaments and appurtenances pertaining to the Property, including any right, title and interest of Grantor in and to any property lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Property; the strips, gaps or gores, if any, between the Property and abutting property; any water, water rights, oil, gas or other mineral interests in, on, under or above the Property; and any rights and interests to receive condemnation awards from any condemnation proceeding pertaining to the Property, sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the Property.

Subject to only those items listed on Schedule B attached hereto and made a part hereof.

Grantor hereby binds itself and its successors to warrant and defend the title, as against all persons whomsoever, subject only to the matters above set forth.

IN WITNESS WHEREOF, the undersigned has executed this Grant, Bargain and Sale Deed as of the _____ day of ______________, 2005.

GRANTOR:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991, and Log Cabin, Inc., a Nevada corporation

By:___________________________________
Name:_________________________________
Its:___________________________________

STATE OF NEVADA       )
                                             ) ss.
County of Clark                 )

On this _____ day of __________________, 2004, before me a Notary Public personally appeared ______________(name of signor above), the Manager of ____________(name of Seller) a _______________(type of entity), personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to this instrument and acknowledged that he executed the same on behalf of the company.

Notary Public
My Commission Expires:

_____________________

Schedule A to Exhibit 1 GRANT, BARGAIN SALE AND DEED

Legal Description

Schedule B to Exhibit 1 GRANT SALE AND DEED

Permitted Exceptions

EXHIBIT "A"

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSINGMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of ______________________, 2005, among Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), Log Cabin, Inc., a Nevada corporation (“Log Cabin”), (Koehler-Berry and Log Cabin hereinafter “Assignor”) and AWI Gaming, Inc., a Nevada corporation (“Assignee”).

Assignor and Assignee are parties to that certain Purchase Agreement dated as of June _____, 2005 (the “Purchase Agreement”). Capitalized terms not defined in this instrument shall have the meanings given to them in the Purchase Agreement. Under the terms and conditions of the Purchase Agreement, Assignor has agreed to assign all right, title and interest of Assignor in the contracts attached hereto as Schedule 1 and made a part hereof (the “Contracts”) and Assignee has agreed to assume all of Assignor’s obligations arising under the Contracts.

There parties agree that Assignor gives, grants, bargains, sells, assigns, transfers, conveys, delivers, sets over and confirms unto Assignee all of Assignor’s right, title and interest, legal and equitable, in and to the Contracts and Assignees assumes and agrees to perform and discharge when due any obligation and liabilities of Assignor arising under the Contracts from and after the date of this Agreement.

TO HAVE TO HOLD the contracts unto Assignee, its successors and assigns, to its and their own proper use.

A.  Assignor, for itself and its successors and assigns, covenants that at any time and from title to time after the delivery of this instrument, at Assignee’s request and without further consideration, Assignor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances as Assignee reasonably may request and as may be necessary to more effectively convey, transfer, and vest in Assignee any of the rights and benefits conferred to Assignor under the Contracts, or to better effectuate the intent and purposes thereof.

B.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm, or corporation other than Assignee and its successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant, or condition hereof, and all the terms, covenants and conditions shall be for the sole and exclusive benefit of Assignee and its successors and assigns.

C.  This Agreement and related instruments of transfer or assignment delivered hereunder shall be construed in accordance with and governed for all purposes by the law and public policy of the State of Nevada.

D.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile copies hereof and facsimile signatures hereon shall have the same force and effect of originals.

Assignor has caused this instrument to be duly executed by its authorized agent as of the date first written above.

ASSIGNOR:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation

By: _______________________________
Name: Marlys A. Koehler-Berry
Title: _________________________________
ASSIGNEE: AWI Gaming, Inc., a Nevada corporation By: ______________________________ Name: Bruce Dewing Title: President

Exhibit “A”
Schedule 1

Contracts

1.	The CIT Group—Leased Credit card terminals.

2.	Puget Sound Leasing—Leased Point of sale system.

3.	Sierra Nevada Cash Register—Leased Phone modem software.

4.	IOS Capital Lease—Leased Copy machine.

5.	Ecotemp—Leased Dish machine.

6.	Olympic Compactor—Leased Trash compactor.

7.	Ramsey’s—Leased Voice mail system and license.

8.	Vogue Linens—Leased uniforms and linens.

9.	Nevada Logos—Leased Highway information signs.

10.	Ecolab—Pest Control.

11.	Desert Hills Electric—Video security system maintenance.

12.	Muzak—Casino overhead music.

13.	YESCO Outdoor—Highway billboard, I-80 near Battle Mountain, Nevada.

14.	YESCO Outdoor—Highway billboard, U.S. 95 near Mcdermitt, Nevada.

15.	YESCO Outdoor-Highway billboard (2), I-80 near Winnemucca, Nevada.

16.	YESCO—Maintenance agreement for signage, set for a term of 60 monts at $1,664.48 per month.

17.	The ATM store—ATM machine.

18.	STOTT Outdoor—Highway billboard, Rye Patch, Nevada

19.	SBC—Long Distance.

20.	YESCO Outdoor—Highway billboard, I-80 Lovelock, Nevada

EXHIBIT "B"

ASSIGNMENT OF INTELLECTUAL PROPERTY

THIS ASSINGMENT OF INTELLECTUAL PROPERTY (this “Assignment”) is dated as of ______________________, 2005, among Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), Log Cabin, Inc., a Nevada corporation (“Log Cabin”), (Koehler-Berry and Log Cabin hereinafter “Assignor”) and AWI Gaming, Inc., a Nevada corporation (“Assignee”), under the terms of that certain Purchase Agreement dated as of June _____, 2005 (the “Purchase Agreement”), between Assignor and Assignee. Capitalized terms not defined in this instrument shall have the meanings given to them in the Purchase Agreement.

There parties agree that Assignor gives, grants, assigns, transfers, and conveys to Assignee all of Assignor’s right, title and interest in, to and under the Intellectual Property.

Assignor covenants that it will, at any time and from time to time upon written request thereof, execute and deliver to Assignee, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Assignee, its nominees, successors, and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Assignee, its nominees, successors and/or assigns, and protect its and/or their rights, title and interest in and enjoyment of, all the assets of Assignor intended to be transferred and assigned hereby, or to enable Assignee, its nominees, successors and/or assigns, to realize upon or otherwise enjoy any such assets.

Assignor agrees to indemnify, defend, protect, and hold harmless Assignee from and against any and all liability, loss, cost, damage, and expense (including, without limitation, attorneys’ and paralegals’ fees and costs) asserted against, incurred or suffered by Assignee relating to Assignor’s obligations with respect to the Intellectual Property arising before the date hereof. The provisions of Section 11.3 also shall apply.

By its acceptance hereof, Assignee agrees to perform or cause to be performed Assignor’s obligations, if any, under the Intellectual Property from and after the date of this instrument, and agrees to indemnify, defend, protect, and hold Assignor harmless from and against any liability, loss, cost, damage, and expense (including, without limitation, attorneys’ and paralegals’ fees and costs) asserted against, incurred or suffered by Assignor relating thereto and arising after the date hereof. The provisions of Section 11.3 also shall apply.

The provisions of this Assignment shall be binding upon and inure to the benefit of Assignor, Assignee, and their successors and permitted assigns.

Assignor has caused this instrument to be duly executed by its authorized agent as of the date first written above.

ASSIGNOR:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation

By: _______________________________
Name: Marlys A. Koehler-Berry
Title: _________________________________
ASSIGNEE: AWI Gaming, Inc., a Nevada corporation By: ______________________________ Name: Bruce Dewing Title: President

EXHIBIT "C"

BILL OF SALE

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned, Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), Log Cabin, Inc., a Nevada corporation (“Log Cabin”), (Koehler-Berry and Log Cabin hereinafter “Seller”), and AWI Gaming, Inc., a Nevada corporation (“Buyer”), under that certain Purchase Agreement dated ___________________________, 2005 (the “Purchase Agreement”), the Personal Property (as defined in the Purchase Agreement).

Seller hereby represents and warrants that the assets transferred hereunder are owned by Seller free and clear of all mortgages, liens, encumbrances, claims of any nature whatsoever, except for the existing mortgages, liens, encumbrances, and claims disclosed in the Purchase Agreement, Seller will warrant and defend title to the same, and will indemnify, defend, protect and hold Buyer harmless against the claims and demands of any persons, firms, and entities arising therefrom or with respect thereto.

Seller hereby covenants that it will, at any time and from time to time upon written request thereof, execute and deliver to Buyer any new or confirmatory instruments and do and perform any other acts which Buyer may reasonably request in order to fully assign and transfer to and vest in Buyer and protect its rights, title and interest in and enjoyment of, all of the assets of Seller intended to be transferred and assigned hereby, or to enable Buyer to realize upon or otherwise enjoy any such assets.

All references to “Seller” and “Buyer” herein shall be deemed to include their respective heirs, representatives, nominees, successors and/or assigns, where the context permits.

Dated: _______________________, 2005

SELLER:

Marlys A. Koehler-Berry as Trustee of the Koehler Family Trust under instrument dated September 17, 1986 and amended September 18, 1991 (“Koehler-Berry”), and Log Cabin, Inc., a Nevada corporation

By: _______________________________
Name: Marlys A. Koehler-Berry
Title: _________________________________
BUYER: AWI Gaming, Inc., a Nevada corporation By: ______________________________ Name: Bruce Dewing Title: President

EXHIBIT "D"

Exhibit “D”

Equipment Leases

1.	The CIT Group—Leased Credit card terminals.

2.	Puget Sound Leasing—Leased Point of sale system.

3.	Sierra Nevada Cash Register—Leased Phone modem software.

4.	IOS Capital Lease—Leased Copy machine.

5.	Ecotemp—Leased Dish machine.

6.	Olympic Compactor—Leased Trash compactor.

7.	Ramsey’s—Leased Voice mail system and license.

8.	Vogue Linens—Leased uniforms and linens.

9.	Nevada Logos—Leased Highway information signs.

10.	Ecolab—Pest Control.

11.	Muzak—Casino overhead music.

12.	The Economic Development Office occupy the small building near the Motel units on an oral, month to month rent free basis.

13.	YESCO Outdoor—Highway billboard, I-80 near Battle Mountain, Nevada.

14.	YESCO Outdoor—Highway billboard, U.S. 95 near Mcdermitt, Nevada.

15.	YESCO Outdoor-Highway billboard (2), I-80 near Winnemucca, Nevada.

16.	YESCO Outdoor—Highway billboard, I-80 Lovelock, Nevada

17.	STOTT Outdoor—Highway billboard, Rye Patch, Nevada

EXHIBIT "E"

Exhibit "E"

Legal Description

EXHIBIT "F"

Exhibit “F”

Licenses and Permits

The following permits are believed by Seller to be non-transferable:

1.	State and county gaming licenses.

2.	Special Tax Stamp issued by the Bureau of Alcohol, Tobacco, and Firearms.

3.	Nevada State Division of Health Food Establishment Permit.

4.	Nevada State Division of Health Drinking Establishment Permit.

5.	City of Lovelock Liquor License.

6.	City of Lovelock License for the motel rooms at the main complex.

7.	City of Lovelock License for the Restaurant.

8.	Pershing County Fair and Recreation Board Annual Operators Room Tax License.

9.	State of Nevada, Department of Taxation Business Licenses for all of the operations of Sturgeons.

10.	Nevada State Division of Health Public Bathing Facility (pool) Permit.

It is Seller’s belief that virtually none of the licenses and permits currently required and/or in use by Sturgeons will be transferable.

EXHIBIT "G"

Exhibit “G”

Motor Vehicles

1982 Plymouth Voyager—VIN#2P5WB31TCK150034

SCHEDULES

Schedule 2.3

Allocation of Purchase Price

Sturgeons Casino

Gaming Equipment      $300,000

Log Cabin, Inc.

Land                                                                                           $300,000
Buildings and Improvements                                                 $900,000
Furniture, Fixtures and Equipmen                                         $300,000

Total                                                                                        $1,800,000
                                                                                                  ========

Schedule 3.6.22
List of Excluded Property

1.	A paint sprayer in the storage shed located at Sturgeons and certain hand tools owned by an employee of Sellers.

2.	Music and other CB’s held in the D.J. booth in the Center Club, all which are owned by an employee of Sellers.

3.	One cigarette machine which is owned by an employee of Sellers and is operated by coins only.

4.	All beverage machines and coolers with logos such as “Coke.” These are not owned by Sellers.

5.	Certain slot machines related to wide area progressive systems (system games) described in detail on Schedule 4.1.4.

6.	Seller’s business records and tax returns.

7.	Coffee makers and related equipment owned by the vendor who currently provides the coffee products to Sturgeons.

8.	Cash on hand, cash in banks, accounts receivable (including amounts receivable on credit cards taken prior to the closing date) and notes receivable.

9.	Food, beverage, and supplies inventories.

10.	“Excluded Property” as defined in paragraph 1.25.

Schedule 4.13

Transferor’s Certificate of Non-foreign Person

AFFIDAVIT OF NON-FOREIGN PERSON

Section 1445 of the Internal Revenue Code provides that a transferee of a U. S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U. S. real property interest by __________(Name of Seller), a _________________(type of entity) (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)2(iii);

3. Transferor’s U. S. employer identification number is ______________; and

4. Transferor’s office address is ____________ (address).

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: __________________, 2005.

_______________, (Name) _______________________(Type of entity)

By:_______________________________________
Name:_____________________________________
Its:_______________________________________

[ACKNOWLEDGMENT ON FOLLOWING PAGE]

STATE OF NEVADA   )
                                         ) ss.
County of Washoe       )

On this _____ day of __________________, 2004, before me a Notary Public personally appeared _____________(Name of signor), the Manager of _________(name of seller), a________(Type of entity), personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to this instrument and acknowledged that she executed the same on behalf of the company.

_________________________________________
Notary Public

My Commission Expires:

_________________

Schedule 4.1.4

Personal Property Owner

1.	All property referenced on Exhibit D.
2.	1 Megabucks slot machine.
3.	4 Wheel of Fortune slot machines.
4.	2 Twighlite Zone slot machines.

Schedule 4.1.7.1

Property Agreements

None

Schedule 4.1.7.2
Oral Agreements

1.	Children’s Arcade Games and Pool Tables—These machines are provided by B & C Pool under an oral agreement that provides that Sturgeons is to receive 50% of arcade is also covered under this agreement.

2.	The Economic Development Office for Lovelock occupies a small separate building near the motel units on an oral, month-to-month rent free basis.

3.
The residence located on the Sturgeon’s property is currently occupied by Herb Ross, a current employee of Sturgeon’s, on an oral, month-to-month rent free basis. Also, the washer and dryer located within the residence is the personal property of Herb Ross.

Schedule 4.1.8

Litigation

None

Schedule 4.1.11

Defaults

None

Schedule 4.1.13.3

Taxes

None